Exhibit "23"

                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in the 10 KSB/A dated March 23, 1998 of our report dated March 10, 1997, except for Footnote 23 which is as of March 23, 1998, related tot he financial statements of Medical Industries of America, Inc., formerly known as Heart Labs of America, Inc.

/s/ Grant Schwartz Associates, CPA's

Boca Raton, Florida
March 23, 1998